Exhibit 10.40

EXECUTION VERSION

AMENDED AND RESTATED JOINT MANAGEMENT SERVICES
AGREEMENT

This Amended and Restated Joint Management Services Agreement (the “Agreement”) is made and entered into as of April 12, 2004 by and among Douglas Dynamics Holdings, Inc., a Delaware corporation (the “Company”), Douglas Dynamics, L.L.C., a Delaware limited liability company (“Douglas”), Aurora Management Partners LLC, a Delaware limited liability company (“AMP”), and ACOF Management, L.P., a Delaware limited partnership (“ACOF”).

WHEREAS, the Company, Douglas and AMP are parties to that certain Management Services Agreement dated as of March 31, 2004 (the “Prior Agreement”) pursuant to which AMP provides financial consulting services to the Company and Douglas;

WHEREAS, the Company and Douglas wish to assure themselves of the financial consulting services of ACOF, in addition to the services of AMP, upon the terms and conditions set forth in this Agreement, and ACOF is willing to accept such consultancy; and

WHEREAS, the Company, Douglas and AMP desire to amend and restate the Prior Agreement to provide for the joint consultancy of AMP and ACOF to the Company and Douglas upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.                                      Scope of Services.  AMP and ACOF, through their respective employees, Affiliates and employees of Affiliates, shall provide the Company and Douglas with consultation and advice in such fields as financial services, accounting, general business management, acquisitions, dispositions, banking and other matters (the “Services”).  AMP and ACOF shall, in their respective reasonable discretion, determine the amount of time to be expended by their respective Affiliates and employees in performing such Services.  AMP and ACOF shall perform their respective duties hereunder at such times and places as are reasonable, in the reasonable discretion of AMP or ACOF, as the case may be, in light of the tasks involved.  Neither AMP nor ACOF shall be required to comply with any established work schedule and neither AMP nor ACOF shall have regularly scheduled duties assigned to it by the Company and/or Douglas.  The Company and/or Douglas shall, in soliciting AMP’s or ACOF’s advice and requesting AMP’s or ACOF’s performance of its duties hereunder, give AMP or ACOF, as the case may be, reasonable advance notice of the same in consideration of AMP’s and ACOF’s other business obligations.

2.                                      Compensation.

(a)                                 As used herein, the following terms are defined as follows:

(i)                                     “Affiliate” of a specified Person means a Person that controls, is controlled by, or is under common control with, the specified Person, and in this context,

“control”, “controls” and “controlled” mean the direct or indirect power to direct the management and policies or affairs of a Person through the ownership of voting securities or by contract or otherwise and, in the case of a limited partnership, shall include, but shall not be limited to, all of the limited partnership’s general partners and their respective Affiliates.

(ii)                                  “ACOF Entities” means Ares Corporate Opportunities Fund, L.P., a Delaware limited partnership (“Ares”), and its Affiliates.

(iii)                               “Aurora Entities” means Holdings and its Affiliates and co-investors, including without limitation, DDL Management Partners L.P., a Delaware limited partnership, DDL Aurora Partners L.P., a Delaware limited liability partnership, members of the Advisory Committee of Aurora Capital Group, and General Electric Pension Trust and any other co-investors (such co-investors collectively referred to herein as the “Co-Investors”).

(iv)                              “Common Stock” means the Company’s common stock, par value $.01 per share.

(v)                                 “Holdings” means Douglas Dynamics Holdings, LLC, a Delaware limited liability company.

(vi)                              “Person” means a natural person, a company, a corporation, a joint venture, a limited liability company, a partnership, a trust, an unincorporated association or organization or other legal entity, or a government or an agency or political subdivision thereof.

(vii)                           “Preferred Stock” means the Company’s Series A Redeemable Exchangeable Cumulative Preferred Stock, the Series B Special Voting Preferred Stock, the Series C Special Voting Preferred Stock and any other preferred stock of the Company issued after the date hereof howsoever designated that is entitled to any preference over the Common Stock in payment of dividends or in the distribution of assets upon liquidation of the Company.

(viii)                        “Pro-Rata Portion” means, with respect to AMP or ACOF, as the case may be, the average (expressed as a percentage) of (a) the ratio (expressed as a percentage) of the number of shares of Common Stock held by or issuable to the Aurora Entities (with respect to AMP) or the Ares Entities (with respect to ACOF), as the case may be, to the aggregate number of shares of Common Stock at the time outstanding collectively held by or issuable to the Aurora Entities and the Ares Entities and (b) the ratio (expressed as a percentage) of the number of shares of Preferred Stock held by or issuable to the Aurora Entities (with respect to AMP) or the Ares Entities (with respect to ACOF), as the case may be, to the aggregate number of shares of Preferred Stock at the time outstanding collectively held by or issuable to the Aurora Entities and the Ares Entities.  Notwithstanding anything to the contrary set forth herein, if the Company issues to the Co-Investors after the date hereof a number of shares of Common Stock and/or Preferred Stock, for purposes of calculating the Pro-Rata Portion, the number of shares of Common Stock or Preferred Stock held by or issuable to the Aurora Entities shall not include such number of shares of Common Stock or

Preferred Stock held by the Co-Investors with an aggregate purchase price of up to $10,300,000.

(ix)                              “Purchase Agreement” means that certain Amended and Restated Purchase Agreement, dated as of March 31, 2004 by and between AK Steel Corporation, Douglas Dynamics, L.L.C. and DDL Acquisition Corp.

(b)                                 In consideration of the Services to be rendered hereunder, the Company and Douglas, jointly and severally, hereby agree to pay AMP and ACOF an aggregate management fee of $1,250,000 per annum, to be paid in advance semi-annually on May 1 and November 1 of each applicable year.  AMP and ACOF will share in such fee based on their respective Pro-Rata Portion as of the date of any such calculation.  Notwithstanding anything to the contrary set forth herein, the management fee to be paid to ACOF pursuant to this Section 2(b) shall commence accruing as of April 12, 2004 and the management fee to be paid to AMP pursuant to this Section 2(b) shall commence accruing as of April 1, 2004 and any such management fee accrued or paid to AMP from the date of the Prior Agreement to the date hereof shall not be shared with ACOF as provided in the immediately preceding sentence.

(c)                                  In addition to the fees payable to AMP and ACOF under Section 2(b) above, the Company and Douglas, jointly and severally, shall (i) pay to AMP and ACOF a fee for services rendered in connection with any acquisition, any sale or disposition of any division of the Company, Douglas or any of their respective Affiliates, any sale or disposition of all or substantially all of the assets of the Company, Douglas or any of their respective Affiliates or any other sale or disposition of any assets of the Company, Douglas or any of their respective Affiliates other than in the ordinary course of business of such entities (including researching industry information, performing financial analysis on prospective acquisition candidates, arranging acquisition financing, and facilitating the close of the transaction) made by or of the Company, Douglas, or any of their respective Affiliates, in which the Company and/or Douglas has an ownership interest, such fee to equal 2.0% of the first $75 million of the aggregate transaction consideration (including debt assumed by the purchaser and current assets retained by the seller) and 1.0% of the aggregate transaction consideration (including debt assumed by the purchaser and current assets retained by the seller) in excess of $75 million, (ii) reimburse each of AMP and ACOF for all of its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its obligations under this Agreement, including any such costs and expenses incurred in connection with any such acquisitions, sales or dispositions and (iii) reimburse AMP for all of its out-of-pocket costs and expenses related to DDL Management Partners L.P. and DDL Aurora Partners L.P.  AMP and ACOF will share in the fee described in clause (i) above based on their respective Pro-Rata Portion as of the date of any such calculation.

(d)                                 Upon the consummation of the Closing (as defined in the Purchase Agreement), the Company and Douglas, jointly and severally, shall have paid to AMP on the date of such Closing an aggregate transaction fee of $2,210,091.

(e)                                  Upon the consummation of the Closing (as defined in the Purchase Agreement), the Company and Douglas, jointly and severally, shall have paid on date of such

Closing all of the reasonable out-of-pocket expenses incurred by AMP (or any of its Affiliates) in connection with the transactions contemplated by the Purchase Agreement and the related transactions.

(f)                                   If the closing of Ares’ investment in the Company through the purchase of shares of Common Stock and Preferred Stock held by Douglas Dynamics Holdings, LLC (the “Ares Investment”) is consummated, the Company and Douglas, jointly and severally, shall pay to Ares on the date of such closing an aggregate transaction fee of $1,262,909.

(g)                                  If the closing of the Ares Investment is consummated, the Company and Douglas, jointly and severally, shall pay on the date of such closing all of the reasonable out-of-pocket expenses incurred by Ares (or any of its Affiliates) as of the date of the closing of such Ares Investment in connection with the transactions contemplated by such investment.

(h)                                 Notwithstanding anything to the contrary set forth herein, provided, however, that no fee or expense payable hereunder shall be made by the Company and/or Douglas or accepted by AMP and/or ACOF if (i) a default in respect of the payment of principal of, premium or interest on, any indebtedness outstanding under or in respect of the Company’s senior bank credit facilities has occurred and is continuing or would result from the making of such payment or (ii) there has occurred and is continuing an insolvency event that has resulted in an event of default under the Company’s senior bank credit facilities.

3.                                      Term.  Unless earlier terminated as provided in Section 4 below, the term of this Agreement shall commence on the date hereof and shall terminate automatically on the earlier to occur of (i) the sale of all of the outstanding capital stock of the Company, (ii) the sale of all or substantially all of the assets of the Company, (iii) the merger of the Company or sale in one or a series of related transactions of the outstanding capital stock of the Company after which the holders of a majority of the voting power of the Company immediately prior to such merger or stock sale do not, immediately after such merger or stock sale, hold a majority of the voting power of the surviving corporation or the Company, as the case may be, (iv) the closing date of an underwritten initial public offering of the shares of Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission, or (v) the tenth anniversary of the date first set forth above.  The expiration of the term of this Agreement shall not adversely affect AMP’s or ACOF’s right, as the case may be, to receive any compensation accrued prior to the date of such termination or any rights to receive reimbursement of any out-of-pocket expenses incurred by AMP or ACOF, as the case may be, prior to the date of such termination.  The provisions of Sections 5, 6, 7, 8, 9, 10, 11 and 12 shall survive the expiration of the term of this Agreement or any termination of this Agreement.

4.                                      Termination for Cause.

(a)                                 The Company, by written notice to AMP authorized by a majority of the directors (other than those affiliated with AMP), may terminate this Agreement for justifiable cause, which shall mean any of the following events:  (a) misappropriation by

AMP of funds or property of the Company and/or Douglas; (b) gross neglect or willful misconduct by AMP in the fulfillment of its obligations hereunder; or (c) the conviction of AMP or any person who is then a member of AMP of a felony involving moral turpitude that has become fmal and not subject to further appeal.  The termination of this Agreement with respect to AMP shall not adversely affect any of ACOF’s rights under this Agreement.

(b)                                 (b) The Company, by written notice to ACOF authorized by a majority of the directors (other than those affiliated with ACOF), may terminate this Agreement for justifiable cause, which shall mean any of the following events:  (a) misappropriation by ACOF of funds or property of the Company and/or Douglas; (b) gross neglect or willful misconduct by ACOF in the fulfillment of its obligations hereunder; or (c) the conviction of ACOF or any person who is then a member of ACOF of a felony involving moral turpitude that has become final and not subject to further appeal.  The termination of this Agreement with respect to ACOF shall not adversely affect any of AMP’s rights under this Agreement.

5.                                      Confidential Information.  During the term of this Agreement, AMP and ACOF will have access to and become acquainted with confidential information of the Company and/or Douglas, including among other things customer relationships, processes, and compilations of information, records and specifications, which are owned by the Company and/or Douglas.  AMP and ACOF shall not use or disclose any of the Company’s and/or Douglas’ confidential information in any way that is detrimental to the interests of the Company and/or Douglas, directly or indirectly, either during or within three (3) years after the term of this Agreement, except as required in the course of this Agreement.  AMP shall be responsible for any breaches of this Section 5 by AMP’s officers, directors, employees and advisors.  ACOF shall be responsible for any breaches of this Section 5 by ACOF’s officers, directors, employees and advisors.

6.                                      Notices.  All notices, demands and requests required under this Agreement shall be in writing and shall be deemed to have been given if served personally or sent by registered or certified mail, postage prepaid, or by telegraph or telex addressed to the addressee set forth or such other addresses as either party may designate by notice to the other:

If to the Company:	Douglas Dynamics Holdings, Inc. 7777 North 73rd Street P.O. Box 2345038 Milwaukee, Wisconsin Telecopier: (414) 354-8448 Attn: Chief Executive Officer

If to Douglas:	Douglas Dynamics, L.L.C. 7777 North 73rd Street P.O. Box 2345038 Milwaukee, Wisconsin Telecopier: (414) 354-8448 Attn: Chief Executive Officer

If to AMP:	Aurora Management Partners LLC 10877 Wilshire Boulevard Suite 2100 Los Angeles, CA 90024 Telecopier No: (310) 227-5591 Attn: Richard K. Roeder

If to ACOF:	ACOF Management, L.P. 1999 Avenue of the Stars 19th Floor Los Angeles, California 90067 Telecopier: (310) 201-4157 Attn: Jeffrey Serota

Notices delivered in person shall be effective when so delivered.  Notices delivered by courier shall be effective three (3) business days after delivery by the sender to an air courier of national reputation who guarantees delivery within such three (3) business day period.  Telecopied notices shall be effective when receipt is acknowledged telephonically by the addressee or its agent or employee.  Notices sent by mail shall be effective five (5) business days after the sender’s deposit of such notice in the United States mails, first class postage prepaid.

7.                                      Assigns and Successors.  The rights and obligations of the Company and Douglas under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and Douglas, respectively.  The rights and obligations of AMP under this Agreement may be assigned by AMP in its sole discretion to an Affiliate of AMP. The rights and obligations of ACOF under this Agreement may be assigned by ACOF in its sole discretion to an Affiliate of ACOF.

8.                                      Attorneys’ Fees.  If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach thereof, the prevailing party shall be entitled to reasonable attorneys’ fees, as well as costs and disbursements, in addition to any other relief to which he or she is entitled.

9.                                      Indemnity.  To the same extent as the Company or Douglas provides indemnification (whether through contract or the Company’s Certificate of Incorporation or Bylaws or Douglas’ Operating Agreement) to its directors and officers, the Company and Douglas, jointly and severally, shall indemnify and hold each of AMP, ACOF and their respective partners, members, officers, employees, agents and Affiliates and the stockholders, partners, members, Affiliates, directors, officers and employees of any of the foregoing (and representatives and agents of any of the foregoing designated by AMP or ACOF, as the case may be, from time to time whether before or after the occurrence of the event giving rise to the claim for indemnity) (each such person entitled to indemnity hereunder being referred to as an “Indemnitee”) harmless from any and all losses, costs, liabilities and damages (including reasonable attorneys’ fees) arising out of or connected with, or claimed to arise out of or to be connected with, any act performed or omitted to be performed under this Agreement or otherwise relating to the business or affairs of the Company or its respective Affiliates, provided such act or omission was taken in good faith by such Indemnitee and did not constitute gross negligence or willful misconduct on the part of the relevant Indemnitee, and provided further only in the event of criminal proceedings, that the Indemnitee had no reasonable cause to believe the conduct of the Indemnitee was unlawful.  An adverse judgment or plea of nolo contendere shall not, of itself, create a presumption that the Indemnitee did not act in good faith or that the Indemnitee had reasonable cause to believe the conduct of the Indemnitee was unlawful.  Expenses incurred in defending any civil or criminal action arising out of or relating to any event or circumstance to which this indemnity shall apply shall be paid by the Company and/or Douglas, as the case may be, upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it be later shown that such Indemnitee was not entitled to indemnification.  No Indemnitee shall be liable to the Company, Douglas or any of their respective Affiliates, stockholders, partners, members, directors, officers or employees or any Affiliates, stockholders, partners, members, directors, officers, employees, representatives or agents of any of the foregoing or any other person claiming through any of the foregoing for any act or omission by AMP or ACOF, as the case may be, in the performance of their respective duties hereunder or otherwise in relation hereto which was taken or omitted to be taken in good faith by such Indemnitee and which did not constitute gross negligence or willful misconduct on the part of such Indemnitee.

10.                               Outside Activities of AMP and ACOF.  Each of AMP and ACOF shall be entitled to and may have business interests and engage in business activities in addition to the activities contemplated by this Agreement.  Neither of AMP, ACOF, any partner, member, officer, employee or Affiliate of AMP or ACOF nor any stockholder, partner, members, director, officer or employee of any of the foregoing shall have any obligation or duty to offer any investment or business opportunity (other than an opportunity directly involving the snow and ice control equipment industry) of any kind to the Company and/or Douglas or any of their respective stockholders, directors, officers or employees (under any doctrine of “corporate opportunity” or otherwise), it being expressly understood that AMP, ACOF, and their respective partners, members, officers, employees and Affiliates and the stockholders, partners, members, directors, officers and employees of any of the foregoing may make investments in, acquire, or provide management, advisory or consulting services to, entities engaged in businesses similar to the business of the Company and/or Douglas without any duty, obligation or liability to the Company and/or Douglas or their respective stockholders, directors, officers or employees.

11.                               Amendment; Waiver.  This Agreement may be amended, and any right or claim hereunder waived, only by a written instrument signed by AMP, ACOF, the Company and Douglas.  Except as provided in Sections 9 and 10 hereof, nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.  No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement, except that any amendment of Section 9 shall only operate prospectively as to any Indemnitee provided therein unless such Indemnitee shall have agreed in writing to such amendment.

12.                               Construction, Etc.  This Agreement shall be construed under and governed by the internal laws of the State of Delaware.  Section headings are for convenience only and shall not be considered a part of the terms and provisions of this Agreement.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

DOUGLAS DYNAMICS HOLDINGS, INC.

By:	/s/ James L. Janik
Name:	James L. Janik
Title:	President and Chief Executive Officer

DOUGLAS DYNAMICS, INC.

By:	/s/ James L. Janik
Name:	James L. Janik
Title:	President and Chief Executive Officer

AURORA MANAGEMENT PARTNERS LLC

By:	/s/ Richard K. Roeder
Name:	Richard K. Roeder
Title:	Vice President and Secretary

ARES CORPORATE OPPORTUNITIES FUND, L.P.

By:	ACOF Management, L.P., its general partner

	By:	ACOF Operating Manager, L.P., its general partner

		By:	Ares Management, Inc., its general partner

			By:	/s/ Jeff Serota
			Name:	Jeff Serota
			Title:	Partner